SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    MERRILL LYNCH LARGE CAP SPECTRUM FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                         800 Scudders Mill Road
                         Plainsboro, New Jersey 08536

Telephone Number (including area code):     (609) 282-2800

Name and Address of Agent for Service of Process:

                         Merrill Lynch Large Cap Spectrum Fund, Inc.
                         800 Scudders Mill Road
                         Plainsboro, New Jersey 08536

                         Mailing Address:
                         P.O. Box 9011
                         Princeton, New Jersey 08543-9011

Check Appropriate Box:

                         Registrant is filing a Registration Statement
                  pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES  |X|                                        NO||


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                                  SIGNATURES


Form of signatures if the Registrant is an investment company having Board of Directors:


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 15th day of August, 2001.


Signature:

                                  MERRILL LYNCH LARGE CAP SPECTRUM FUND, INC.


                                  By:/s/ Susan B. Baker
                                     --------------------------
                                     Susan B. Baker, President




Attest:



By:/s/ Alice A. Pellegrino
   ----------------------------------------
   Alice A. Pellegrino, Assistant Secretary